EXHIBIT 99.1

GlycoMimetics Reports Highlights and Financial Results

for First Quarter 2022

●	Mid-year 2023 projected for events trigger of the GlycoMimetics-sponsored pivotal Phase 3 trial evaluating uproleselan in patients with relapsed/refractory acute myeloid leukemia (AML).
●	Investigational new drug (IND)-enabling 28-day toxicity studies and GMP manufacturing completed for GMI-1687 for treatment of acute vaso-occlusive crisis (VOC) of sickle cell disease; IND on track for first half 2022 submission.
●	Conference call and webcast today at 8:30 a.m. ET

ROCKVILLE, MD – April 28, 2022-- GlycoMimetics, Inc. (Nasdaq: GLYC) today reported its financial results and highlights for the first quarter ended March 31, 2022. Cash and cash equivalents at March 31, 2022 were $76.5 million.

“During the first quarter, we advanced our transformation from a research company to a commercially-focused organization. Our clinical team continues to collect and confirm data and track events in real time from our Phase 3 trial in the relapsed/refractory patient population. Based on current projections, we now anticipate reaching our overall survival events trigger in mid-2023, with top line data disclosure shortly thereafter. Beyond uproleselan, we reiterate our plan to submit an IND for GMI-1687 in sickle cell disease in the first half of 2022,” commented Harout Semerjian, Chief Executive Officer.

Operational Highlights

Uproleselan

●	GlycoMimetics continued a focused effort to collect and confirm data received from the 70 sites in the U.S., Europe, Canada, and Australia that enrolled a total of 388 patients in the Company’s pivotal Phase 3 trial in relapsed/refractory AML. Based on current projections, GlycoMimetics now anticipates mid-year 2023 for the overall survival events trigger, with top line data disclosure shortly thereafter.
●	In parallel, the National Cancer Institute (NCI), in its Phase 2/3 clinical trial evaluating uproleselan in newly diagnosed older adults with AML who are fit for chemotherapy, is preparing for its planned interim analysis of event free survival from its Phase 2 enrollment of 267 patients. The Company intends to share the outcome of the NCI’s analysis of the Phase 2 data.
●	Investigator-sponsored clinical trials to evaluate expanded indications for uproleselan enrolled patients at the University of California-Davis, Washington University at St. Louis, MD Anderson Cancer Center, and the University of Michigan.

GMI-1687

●	The Company completed IND-enabling activities for GMI-1687 and placed finished GMP clinical product on stability to support use in a first-in-human clinical study.
●	GMI-1687 demonstrated no safety concerns from GLP 28-day toxicity studies in two different species as well as from a standard battery of IND-enabling studies.
●	The Food and Drug Administration, in response to its pre-IND meeting with GlycoMimetics, provided guidance that will be incorporated into the IND submission.
●	The Company is on track to submit an IND in the first half of 2022 to evaluate the compound in sickle cell disease patients with acute VOC as the lead indication.

Organizational Updates

●	The Company expanded its executive management in the first quarter of the year. Bruce Johnson joined the Company as Senior Vice President and Chief Commercial Officer, and Deepak Tiwari joined GlycoMimetics as Vice President, Technical Operations.
●	As GlycoMimetics pivots to a focus on commercialization activities, the Company implemented a workforce reduction of 20% in April, primarily in early-stage research and chemistry. GlycoMimetics’ core expertise in research and institutional knowledge remains intact.

First Quarter 2022 Financial Results:

●	Cash position: As of March 31, 2022, GlycoMimetics had cash and cash equivalents of $76.5 million as compared to $90.3 million as of December 31, 2021.

●	Revenue: There was no revenue recognized during the three months ended March 31, 2022. During the three months ended March 31, 2021, the Company recognized $1.1 million in revenue from the sale of clinical supplies to Apollomics under a clinical supply agreement.

●	R&D Expenses: The Company’s research and development expenses decreased to $9.6 million for the quarter ended March 31, 2022, as compared to $11.1 million for the same period in 2021. The decreased expenses were primarily due to lower clinical trial and development costs related to our ongoing global Phase 3 clinical trial of uproleselan in individuals with relapsed/refractory AML as patient enrollment ended in November 2021. The decrease was partially offset by higher manufacturing expenses for uproleselan validation batches.

●	G&A Expenses: The Company’s general and administrative expenses increased to $5.1 million for the quarter ended March 31, 2022, as compared to $4.2 million for the first quarter of 2021 primarily due to commercial start-up expenses for uproleselan and higher patent fees.

●	Shares Outstanding: Shares of common stock outstanding as of March 31, 2022, were 52,392,444.

The Company will host a conference call and webcast today at 8:30 a.m. ET. The dial-in number for the conference call is (844) 413-7154 for domestic participants and (216) 562-0466 for international participants, with participant code 1068226. Participants are encouraged to connect 15 minutes in advance of the call to ensure they can connect. A webcast replay will be available via the “Investors” tab on the GlycoMimetics website for 30 days following the call. A dial-in phone replay will be available for 24 hours after the close of the call by dialing (855) 859-2056 for domestic participants and (404) 537-3406 for international participants, with participant code 1068226.

About Uproleselan

Discovered and developed by GlycoMimetics, uproleselan is an investigational, first-in-class, targeted inhibitor of E-selectin. Uproleselan (yoo’ pro le’ sel an), currently in a comprehensive Phase 3 development program in AML, has received Breakthrough Therapy designation from the U.S. FDA and from the Chinese National Medical Products Administration for the treatment of adult AML patients with relapsed or refractory disease. Uproleselan is designed to block E-selectin (an adhesion molecule on cells in the bone marrow) from binding with blood cancer cells as a targeted approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment.

About GMI-1687

Discovered and developed by GlycoMimetics, GMI-1687 is a highly-potent E-selectin antagonist that represents a potential life-cycle extension to uproleselan. GMI-1687 has been shown in animal models to be fully bioavailable following subcutaneous administration. As such, GMI-1687 is being positioned as a potentially self-administered drug to be used in the outpatient setting for the treatment of inflammatory diseases such as acute vaso-occlusive crisis of sickle cell disease, as well as hematologic indications such as AML and MDS.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company discovering and developing glycobiology-based therapies for cancers, including acute myeloid leukemia (AML), and for inflammatory diseases with high unmet need. The Company’s science is based on an understanding of the role that carbohydrates play on the surface of every living cell and applying its specialized chemistry platform to discover small molecule drugs, known as glycomimetics, which alter these carbohydrate-mediated pathways in a variety of disease states, including signaling in cancer and inflammation. As a leader in this space, GlycoMimetics is leveraging this unique targeted approach to advance its pipeline of wholly owned drug candidates, with the goal of developing transformative therapies for serious diseases. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements may include, but are not limited to, statements relating to the planned or potential clinical development, regulatory interactions and submissions, and commercialization of the Company’s product candidates, as well as the conduct of, and data from, clinical trials, and the potential benefits and impact of the Company’s drug candidates. Actual results may differ materially from those described in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the Company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 3, 2022, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

Investor and Media Contact:
Shari Annes
Phone: 650-888-0902
Email: sannes@annesassociates.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended March 31,
	2022	2021

	(Unaudited)

Revenue from collaboration and license agreements	$—	$1,055

Costs and expenses:
Research and development expense	9,604	11,147
General and administrative expense	5,056	4,188
Total costs and expenses	14,660	15,335

Loss from operations	(14,660)	(14,280)

Interest income	7	6

Net loss and comprehensive loss	$(14,653)	$(14,274)

Net loss per common share – basic and diluted	$(0.28)	$(0.28)
Weighted-average common shares outstanding – basic and diluted	52,331,391	50,697,183

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	March 31,	December 31,
	2022	2021
	(unaudited)

Cash and cash equivalents	$76,516	$90,255

Working capital	64,682	78,964

Total assets	81,465	94,347

Total liabilities	13,434	12,743

Total stockholders' equity	68,031	81,604